Exhibit 99.1

Callisto Announces Licensing of A New Class of Cancer Drugs with a Novel Mechanism of Action, Showing Potent Antitumor Activity

Drug Class Developed at The University of Texas M. D. Anderson Cancer Center

NEW YORK--(BUSINESS WIRE)--Jan. 25, 2006--Callisto Pharmaceuticals, Inc. (AMEX:KAL - News; FWB:CA4), a developer of new drug treatments in the fight against cancer and other major health threats, has announced that it signed an agreement with The University of Texas M. D. Anderson Cancer Center (“M.D. Anderson” or “MDACC”) for the licensing of a new class of cancer drugs called Degrasyns for development as anti-cancer agents. The novel anti-cancer activity of these analogs, developed by scientists at M. D. Anderson, relates to their ability to selectively degrade key proteins that are involved in tumor cell proliferation and survival. So far this degradation appears to be specific for C-MYC, BCR-ABL and JAK2, all important targets for a wide range of important tumors.

“We are very excited about what the M. D. Anderson researchers have been able to discover and achieve. This class of Degrasyns represents a potential new important mechanism to induce tumor cell death” said Callisto Pharmaceuticals Executive Vice President Dr. Donald H. Picker. “We plan to work closely with scientists at M. D. Anderson in the next year to bring forward a pre-clinical candidate for development in the clinic.”

"The licensing of the Degrasyn class from M. D. Anderson is a clear demonstration of Callisto's commitment to developing a robust portfolio of anti-cancer drugs," said Gabriele M. Cerrone, Chairman of Callisto Pharmaceuticals, Inc. “Acquisition of the license for the Degrasyn drug candidates transforms Callisto from a hematologic focused cancer company to the much larger field of solid tumors. The Degrasyn compounds are designed to target a number of solid tumor types, including head and neck tumors, for which there currently exist limited effective drug treatment options.”

“We are excited about the discovery of this novel class of drugs” said Dr. Moshe Talpaz, one of the inventors and a professor of Experimental Therapeutics at M. D. Anderson. ”What we are most excited about is this novel mechanism that causes the degradation of important cancer causing and cancer driving proteins in a way that appears to be specific for these few key targets. It is our priority to get one of these compounds into the clinic as soon as possible.”

About The University of Texas M. D. Anderson Cancer Center

The University of Texas M. D. Anderson Cancer Center is one of the world's most respected centers devoted exclusively to cancer patient care, research, education and prevention. M. D. Anderson is ranked as the nation's top cancer hospital in U.S. News & World Report's "America's Best Hospitals" survey for four of the past six years, and now ranks first in the number of grants awarded and total amount of grants given by the National Cancer Institute. The research program at M. D. Anderson is considered one of the most productive efforts in the world aimed solely at cancer.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and other serious afflictions. Callisto's drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs for a range of other significant health care market segments, including biodefense. One of the Company's lead drug candidates, L-Annamycin, is being developed as a treatment for forms of relapsed leukemia, a currently incurable blood cancer. Callisto initiated a clinical trial of L-Annamycin in adult relapsed acute lymphocytic leukemia patients in 4Q 2005. L-Annamycin, a new compound from the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including activity against resistant diseases and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Another anti-cancer drug, Atiprimod, is in development to treat relapsed multiple myeloma, a blood cancer. Atiprimod has entered Phase I/IIa human clinical trials in relapsed multiple myeloma patients. Callisto also has drugs in preclinical development for gastro-intestinal inflammation, and a program focused on the development of a drug to protect against Staphylococcus and Streptococcus biowarfare agents. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. For investor-specific information about Callisto, including recent news and stock price data, please visit http://www.trilogy-capital.com/tcp/callisto/. For an Investor Fact Sheet about Callisto, please visit http://www.trilogy-capital.com/tcp/callisto/factsheet.html. To view an informational presentation of the Company's development pipeline of drug candidates, visit http://www.trilogy-capital.com/tcp/callisto/powerpoint.html. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4. For additional information, visit www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K/A for the year ended December

31, 2004, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

Contact:
Callisto Pharmaceuticals, Inc.
Dan D'Agostino, 212-297-0010 ext. 227
dagostino@callistopharma.com
or
Trilogy Capital Partners, Inc.
Paul Karon, 800-592-6067 (Investor Relations)
paul@trilogy-capital.com